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CHIQUITA BRANDS INTERNATIONAL, INC.                EXHIBIT 12
STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (In thousands, except ratio amounts)

                                            Year Ended December 31,
                        1993         1992        1991        1990       1989
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Earnings:
Income
   (loss) from
   continuing
   operations
   before income
   taxes           $ (39,081)  $ (216,708)  $ 160,009   $ 153,531  $ 135,040
Interest expense     169,789      155,036      88,406      55,361     53,952
Portion of
   rentals
   representing
   interest cost      58,499       85,810      74,070      66,247     53,324
Amortization of
   capitalized
   interest            3,745        3,010       1,900       1,125        870
Undistributed
   earnings of
   less-than-
   fifty-percent
   owned
   investees          (1,429)      (3,588)     (4,352)       (116)    (2,866)

                   $ 191,523   $   23,560   $ 320,033   $ 276,148  $ 240,320
Fixed Charges:
Interest expense   $ 169,789   $  155,036   $  88,406   $  55,361  $  53,952
Capitalized
   interest            8,000       21,400      23,000       8,000      2,200
Portion of
   rentals
   representing
   interest
   cost               58,499       85,810      74,070      66,247     53,324

                   $ 236,288   $  262,246   $ 185,476   $ 129,608  $ 109,476
Ratio of
   earnings to
   fixed
   charges                (a)          (a)       1.73        2.13       2.20

Earnings           $ 191,523   $   23,560   $ 320,033   $ 276,148  $ 240,320

Fixed charges      $ 236,288   $  262,246   $ 185,476   $ 129,608  $ 109,476
Preferred
   stock
   dividends           4,278          778          --          --         --

                   $ 240,566   $  263,024   $ 185,476   $ 129,608  $ 109,476
Ratio of
   earnings to
   combined
   fixed charges
   and preferred
   stock
   dividends              (b)          (b)       1.73        2.13       2.20

(a) Fixed charges exceeded earnings by $44,765 in 1993 and $238,686 in 1992.
(b) Combined fixed charges and preferred stock dividends exceeded earnings by $49,043 in 1993 and $239,464 in 1992.
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